As filed with the Securities and Exchange Commission on September 4, 2024

Registration No. 333-280726

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO FORM S-4 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Noble Corporation plc
(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-1644664 (I.R.S. Employer Identification No.)

13135 Dairy Ashford, Suite 800
Sugar Land, Texas 77478
(281) 276-6100
(Address of Principal Executive Offices, Zip Code)

Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan
(Full title of the plans)

Jennie P. Howard
Senior Vice President, General Counsel, and Corporate Secretary
Noble Corporation plc
13135 Dairy Ashford
Suite 800
Sugar Land, Texas 77478

(281) 276-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Noble Corporation plc, a public limited company organized under the laws of England and Wales (the “Registrant” or “Noble”) hereby amends its original registration statement on Form S-4 (File No. 333-280726) filed with the Securities and Exchange Commission (the “Commission”) on July 8, 2024, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on July 19, 2024 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on July 25, 2024, by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

Noble filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 9, 2024, by and among Noble, Diamond Offshore Drilling, Inc., a Delaware corporation (“Diamond Offshore”), Dolphin Merger Sub 1, Inc., a Delaware corporation and indirect wholly owned subsidiary of Noble (“Merger Sub 1”), and Dolphin Merger Sub 2, Inc., a Delaware corporation and indirect wholly owned subsidiary of Noble (“Merger Sub 2”). Effective as of September 4, 2024, Merger Sub 1 merged with and into Diamond Offshore (the “First Merger”), with Diamond Offshore surviving and becoming an indirect wholly owned subsidiary of Noble, and immediately thereafter, Diamond Offshore, as the surviving entity in the First Merger, merged with and into Merger Sub 2, with Merger Sub 2 surviving and continuing as an indirect wholly owned subsidiary of Noble.

Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each then outstanding performance-vesting restricted stock unit (a “PSU”) or time-vesting restricted stock unit (an “RSU”) covering shares of Diamond Offshore common stock (each, a “Diamond PSU” and a “Diamond RSU”, respectively) ceased to represent a right to acquire shares of Diamond Offshore common stock (or value equivalent to shares of Diamond Offshore common stock) and was converted, at the Effective Time, into the right to acquire a number of Ordinary Shares (as defined below) equal to the product of (i) the number of Diamond Offshore common stock subject to such Diamond PSU or Diamond RSU, as applicable, immediately prior to the Effective Time and (ii) the sum of (a) the Exchange Ratio (as defined in the Merger Agreement) plus (b) the quotient of (1) the Per Share Cash Consideration (as defined in the Merger Agreement), divided by (2) the closing price on the New York Stock Exchange for Ordinary Shares on the last trading day immediately preceding the Effective Time. Under this formula, Diamond PSUs were converted into RSUs covering Ordinary Shares (“Noble RSUs”) based on the greater of (x) actual Diamond Offshore performance level achieved and (y) target Diamond Offshore performance level, in each case as determined under the performance criteria as otherwise provided in the applicable award agreements of such Diamond PSUs, which Noble RSUs will otherwise vest on the same terms and conditions as were applicable under the Diamond PSUs.

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 1,921,321 A ordinary shares of the Registrant, par value $0.00001 per share (“Ordinary Shares”), issuable pursuant to the Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan (the “2021 LTIP”). All such Ordinary Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Post Effective Amendment is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into, and shall be deemed to be a part of, this Post-Effective Amendment:

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•	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 23, 2024 (the “Annual Report”);
•	The information contained in Noble’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2024 and incorporated into Part III of the Annual Report;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the Commission on May 7, 2024 and August 1, 2024, respectively;
•	Current Reports on Form 8-K filed on May 21, 2024, June 10, 2024, June 27, 2024, July 26, 2024, August 8, 2024, August 9, 2024 and August 22, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and
•	The description of the Ordinary Shares contained in Exhibit 4.2 to the Annual Report (which updates and supersedes the description in Noble’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Post-Effective Amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in this Post-Effective Amendment or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Noble is a public limited company incorporated under the laws of England and Wales. Chapter 7 of Part 10 of the Companies Act contains provisions in respect of the protection of directors from liability. All statutory references in this Item 20 are to the Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

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Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company (or of an associated company) against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except as permitted by:

(a) liability insurance pursuant to Section 233;

(b) qualifying third-party indemnity provisions falling within Section 234; and

(c) qualifying pension scheme indemnity provisions falling within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for Noble to provide an indemnity against liability incurred by a director to someone other than Noble or an associated company. Such an indemnity does not permit indemnification against liability to pay (i) criminal fines, (ii) penalties to a regulatory authority, (iii) the costs of an unsuccessful defense of criminal proceedings, (iv) the costs of an unsuccessful defense of civil proceedings brought by Noble or an associated company or (v) the costs in connection with an application for relief under Sections 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Any indemnity provided under Section 234 must be disclosed in Noble’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

To the extent permitted by the Companies Act (as amended from time to time) and without prejudice to any indemnity to which any person may otherwise be entitled, Noble’s articles authorize indemnification to the fullest extent permitted under law.

Where a person is indemnified against any liability in accordance with this Item 20, such indemnity shall extend, to the extent permitted by the Companies Act, to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

In accordance with the authorization set out in Noble’s articles, to the fullest extent permitted by law and without prejudice to any other indemnity to which the director may otherwise be entitled, Noble has entered into deeds of indemnity with its directors and officers. Under the deeds of indemnity, Noble will indemnify its directors and officers to the fullest extent permitted or authorized by the Companies Act, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification.

The directors of Noble will, to the fullest extent permitted by law, also be entitled to coverage pursuant to Noble’s current directors’ and officers’ liability insurance. The directors and officers of Noble are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses not indemnifiable by Noble in connection with the defense of actions, suits or proceedings, and certain liabilities not indemnifiable by Noble that might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Amended and Restated Articles of Association of the Company, effective as of May 5, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 30, 2022).
5.1*	Opinion of Travers Smith LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.3*	Consent of Travers Smith LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included as Exhibit 24.1 to the original registration statement on Form S-4 filed on June 9, 2024).
99.1	Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Diamond Offshore’s Current Report on Form 8-K filed on April 29, 2021).

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sugar Land, Texas, on this 4th day of September, 2024.

NOBLE CORPORATION plc

By:	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the date indicated.

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Signature	Title	Date

/s/ Robert W. Eifler	Director, President and Chief Executive Officer (Principal Executive Officer)	September 4, 2024
Robert W. Eifler

/s/ Richard B. Barker	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 4, 2024
Richard B. Barker

/s/ Jennifer Yeung	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 4, 2024
Jennifer Yeung

*	Director and Chairman	September 4, 2024
Charles M. Sledge

*	Director	September 4, 2024
Claus V. Hemmingsen

*	Director	September 4, 2024
Alan J. Hirshberg

*	Director	September 4, 2024
Kristin H. Holth

*	Director	September 4, 2024
H. Keith Jennings

*	Director	September 4, 2024
Alastair J. Maxwell

*	Director	September 4, 2024
Ann D. Pickard

	Director	September 4, 2024
Patrice Douglas

* By:	/s/ Jennie Howard
Jennie Howard
Attorney-In-Fact

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